Exhibit 10.1
ALLEGION PLC
INCENTIVE STOCK PLAN OF 2013

STOCK OPTION AWARD AGREEMENT
DATED AS OF [GRANT DATE] (“GRANT DATE”)

Allegion plc (the “Company”) hereby grants to [insert name] (“Participant”) a non-qualified stock option (the “Option”) to purchase [insert number of shares subject to Option] ordinary shares of the Company (the “Shares”) at an exercise price of US$[insert option price] per Share, pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2013 (the “Plan”) and to such further terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Non-Qualified Stock Option.     The option to purchase Shares pursuant to the Option is granted as a “non-qualified stock option” within the meaning of the Code.
2.    Vesting and Exercisability. Participant’s right to purchase Shares subject to the Option shall vest on the third anniversary of the Grant Date (the “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate on such anniversary. Subject to the provisions below, the term of the Option shall be 10 years from the Grant Date. Participant’s rights with respect to the Option after termination of Participant’s employment shall be as set forth below:
(a)Except as provided in 2(b) below, Participant must be continually employed by the Company or its affiliates from the Grant Date through the Vesting Date. If Participant’s employment terminates for any reason other than as provided in 2(b), the Option shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such Option or the underlying Shares.
(b)    If Participant’s employment terminates due to death or disability, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 3 years following termination of employment.
(c)    Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control (as defined in the Plan), the Options shall become immediately vested and exercisable.
(d)    In no event shall any portion of the Options be exercisable more than 10 years after the Grant Date.
3.    Recoupment Provision.     In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the Options and (ii) recover all or a portion of the financial gain realized by Participant through exercise of the Options.
4.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means.
5.    Acknowledgement & Acceptance within 120 Days. This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock option administrator. Failure to accept the Option within 120 days of the Grant Date may result in cancellation of the Option.

Signed for and on behalf of the Company:

__________________________________
David D. Petratis
Chairman and Chief Executive Officer
Allegion plc

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

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